Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber McCasland
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. ANNOUNCES ELECTION TO REDEEM NOTES

SAN FRANCISCO (October 10, 2014) – Levi Strauss & Co. today announced its intention to redeem all of its outstanding 7 3/4% Euro Senior Notes due 2018 (the “Notes”).

On October 10, 2014, the trustee for the Notes, at the direction of the company, issued a notice of the redemption of all €150 million of Notes that remain outstanding. The redemption date is November 10, 2014. The company intends to fund the redemption using a combination of its senior secured revolving credit facility and cash.

This press release does not constitute a notice of redemption. A notice of redemption is made only by the notice of redemption provided by the trustee of the Notes to the registered holders of the Notes.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,600 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2013 net revenues were $4.7 billion. For more information, go to http://levistrauss.com.

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